 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-297575
Prospectus Supplement to Prospectus Dated July 20, 2026
46,315,790 Shares
Magnolia Oil & Gas Corporation
Class A Common Stock

We are offering 46,315,790 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”). See “Description of Capital Stock” beginning on page 11 of the accompanying prospectus for a more complete description of the shares offered hereby.
Our Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “MGY.” On July 17, 2026, the last reported sale price of our Class A Common Stock on the NYSE was $27.26 per share.

Investing in our Class A Common Stock involves risks, including those described in the “Risk Factors” section beginning on page S-14 of this prospectus supplement, on page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$23.75	$1,100,000,012.50
Underwriting discount(1)	$0.7125	$33,000,000.37
Proceeds, before expenses, to Magnolia Oil & Gas Corporation	$23.0375	$1,067,000,012.13

(1)
We refer you to “Underwriting” in this prospectus supplement for additional information regarding underwriting compensation.

We have granted the underwriters an option to purchase up to an additional 6,947,368 shares of our Class A Common Stock from us at the price set forth above for a period of 30 days following the date of this prospectus supplement.
The underwriters expect to deliver the Class A Common Stock to purchasers on or about July 22, 2026.
J.P. Morgan		Goldman Sachs & Co. LLC
Citigroup	Wells Fargo Securities	BofA Securities	Capital One Securities
Fifth Third Securities KeyBanc Capital Markets MUFG PNC Capital Markets LLC
Regions Securities LLC	Scotiabank	Truist Securities
BMO Capital Markets	Clear Street	Johnson Rice & Company
Raymond James	Roth Capital Partners	Siebert Williams Shank
TPH&Co.	William Blair	Wolfe | Nomura Alliance
The date of this prospectus supplement is July 20, 2026.

Prospectus Supplement
Prospectus dated July 20, 2026

We have not, and the underwriters have not, authorized anyone to provide you with different information, and you should not rely on any information not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide you. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than our Class A Common Stock. We are not, and the underwriters are not, offering to sell shares of our Class A Common Stock or seeking offers to buy shares of our Class A Common Stock in any jurisdictions where offers and sales are not permitted. The information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares of our Class A Common Stock. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you and the information incorporated by reference in them, you should rely on the information in the document with the most recent date.

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ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which, among other things, gives more general information, some of which may not apply to this offering. Generally, when we use the term “prospectus,” we are referring to both parts combined. You should read this entire prospectus supplement as well as the accompanying prospectus and the documents incorporated by reference that are described under the “Where You Can Find More Information” section in this prospectus supplement. To the extent that any statement in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, you should rely on the information contained in this prospectus supplement, which will be deemed to modify or supersede those made in the accompanying prospectus.
In making an investment decision, prospective investors must rely on their own examination of us and the terms of this offering, including the merits and risks involved. Neither we, the underwriters nor any of our or their respective representatives are making any representation to you regarding the legality of an investment in our Class A Common Stock by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our Class A Common Stock.
Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” in this prospectus supplement.
You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate only as of the date on its respective cover, regardless of the time of delivery of this prospectus supplement or any sale of our Class A Common Stock, and that any information incorporated by reference herein or therein is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. You should not assume that the information contained in this prospectus supplement, the documents incorporated by reference in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
Neither we nor the underwriters have authorized anyone to provide you with information that is different from or in addition to the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus that we file with the SEC. Accordingly, neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any information that others may provide.
Neither we nor the underwriters nor any of our or their respective representatives are making an offer to sell these securities in any jurisdiction where an offer or sale would be unlawful.
When used in this prospectus supplement, except where the context otherwise requires, references to “Magnolia,” “we,” “us,” “our” and the “Company” refer to Magnolia Oil & Gas Corporation and its consolidated subsidiaries.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” or “continue” or similar terminology. Although Magnolia believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, assumptions about:
•
the actual consummation of the Pending Acquisition (as defined below) and the expected timetable for completion thereof, the results, effects and benefits of the Pending Acquisition, future opportunities for the Company, other plans and expectations with respect to the Pending Acquisition, and the anticipated impact of the Pending Acquisition on the Company’s results of operations, financial position, growth opportunities and competitive position;

•
legislative, regulatory, or policy changes, including those following the change in presidential administrations;

•
the market prices of oil, natural gas, natural gas liquids (“NGLs”), and other products or services;

•
the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by the Organization of the Petroleum Exporting Countries and other state-controlled oil companies;

•
production and reserve levels;

•
the timing and extent of the Company’s success in discovering, developing, producing and estimating reserves;

•
geopolitical and business conditions in key regions of the world;

•
drilling risks;

•
economic and competitive conditions;

•
the availability of capital resources;

•
capital expenditures and other contractual obligations;

•
weather conditions;

•
inflation rates;

•
the availability of goods and services;

•
cybersecurity threats, including increased use of artificial intelligence technologies;

•
the occurrence of property acquisitions or divestitures;

•
the integration of acquisitions, including the Pending Acquisition; and

•
the securities or capital markets and related risks such as general credit, liquidity, market, and interest-rate risks.

All of Magnolia’s forward-looking information is subject to risks and uncertainties that could cause actual results to differ materially from the results expected. Although it is not possible to identify all factors, these risks and uncertainties include the risk factors and the timing of any of those risk factors identified under the heading “Risk Factors” in this prospectus supplement and in the reports that the Company has filed

S-iii

and may file with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in subsequent filings with the SEC incorporated by reference herein.
All forward-looking statements in this prospectus supplement and the accompanying prospectus are made as of the date on its cover page, and any forward-looking statements incorporated by reference herein or therein are made as of the date of the document incorporated by reference. Except as may be required by applicable law, we undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future developments or otherwise.
All forward-looking statements, expressed or implied, included in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

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SUMMARY
This summary highlights selected information about us but does not contain all the information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of the offering and information about our business and financial data. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the matters set forth under the caption “Risk Factors,” beginning on page S-14 of this prospectus supplement and the information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Some of the statements in the following summary constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Business Overview
Magnolia is an independent oil and natural gas company engaged in the acquisition, development, exploration, and production of oil, natural gas, and NGLs reserves that operates in one reportable segment located in the United States. Our oil and natural gas properties are located primarily in the Karnes and Giddings areas in South Texas, where we primarily target the Eagle Ford Shale and the Austin Chalk formations. Magnolia’s objective is to generate stock market value over the long term through consistent organic production growth, high full cycle operating margins, an efficient capital program with short economic paybacks, significant free cash flow after capital expenditures and effective reinvestment of free cash flow. Our allocation of capital prioritizes reinvesting in our business to achieve moderate and predictable annual volume growth balanced with returning capital to our shareholders through dividends and share repurchases.
Magnolia’s business model prioritizes prudent and disciplined capital allocation, free cash flow, and financial stability. Our ongoing plan is to spend within cash flow on drilling and completing wells while maintaining low financial leverage. Our gradual and measured approach toward the development of the Giddings area has created operating efficiencies leading to higher production.
Recent Developments
Pending Acquisition
On July 19, 2026 (the “Execution Date”), we entered into that certain Purchase and Sale Agreement (the “Purchase Agreement,” and the transactions contemplated thereby, the “Pending Acquisition”) with Magnolia Oil & Gas Operating LLC, a Delaware limited liability company (“Magnolia Operating”) and WildFire Energy I LLC, a Delaware limited liability company (“Seller”), pursuant to which Magnolia Operating agreed to acquire 100% of the issued and outstanding limited liability company interests of WildFire Intermediate Holdings, LLC, a Delaware limited liability company (the “Target”), for aggregate (i) cash consideration of approximately $2,650,000,000, subject to certain customary adjustments as set forth in the Purchase Agreement, and (ii) equity consideration of 32,203,000 shares of Class A Common Stock, as well as the assumption of $600 million of the Target’s outstanding 7.500% Senior Notes due 2029 (the “WFE Notes”).
The Purchase Agreement contains our and the Seller’s customary representations, warranties and covenants. The Pending Acquisition has an effective date of June 1, 2026 and is expected to close within approximately 45 days following the Execution Date, subject to satisfaction or waiver of certain customary closing conditions, including the accuracy of the representations and warranties of each party, compliance by each party in all material respects with its covenants and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Purchase Agreement contains certain customary termination rights.
The foregoing summary only describes certain provisions of the Purchase Agreement and is subject to, and qualified in its entirety by reference to, the Purchase Agreement, a copy of which is included as an exhibit to our Current Report on Form 8-K filed with the SEC on July 20, 2026, which is incorporated by reference into this prospectus supplement.
The Target
We are acquiring 100% of the issued and outstanding limited liability company interests of the Target from the Seller (and indirectly acquiring 100% of the issued and outstanding limited liability company interests of each of the Target’s subsidiaries, except for certain subsidiaries that will be excluded from the transaction and retained by the Seller in accordance with the terms of the Purchase Agreement). The mostly contiguous assets held directly or indirectly by the Target encompass approximately 810,000 net acres primarily in Brazos, Burleson, Fayette, Grimes, Lee, Madison, Milam, Robertson and Washington counties, Texas. For the three months ended June 30, 2026, Seller’s production is expected to be 53 thousand barrels of oil equivalent per day (“MBoe/d”) (approximately 70% oil), producing primarily from the Eagle Ford, Austin Chalk and Woodbine formations. Proved Developed Reserves as of December 31, 2025 included approximately 100.3 million barrels (“MMBbls”) of oil and a total of 139.8 MMBoe and total Proved Reserves as of the same date included approximately 196.5 MMBbls of oil and a total of 271.2 MMBoe.
Financing
We intend to fund the cash portion of the purchase price for the Pending Acquisition with the net proceeds of this offering and, opportunistically to the extent market conditions warrant, other capital markets offerings or other debt financings, as appropriate, of approximately $500 million aggregate principal amount (the “New Long Term Debt” and the offering or sale thereof, the “Proposed Debt Financing”), borrowings under our RBL Facility (as defined below), and cash on hand. See “Use of Proceeds.” The timing, nature and size of the Proposed Debt Financing is dependent on market conditions and our ability to access the debt capital markets on terms acceptable to us. This offering is not contingent upon the completion of the Pending Acquisition or on the terms of the Pending Acquisition. As a result, we cannot assure you that the Pending Acquisition will be consummated or, if consummated, that it will be consummated for the price, within the timeframe or on the terms and with the anticipated benefits we currently expect. See “Risk Factors — Risks Related to the Pending Acquisition.”
In the event that these prospective financing arrangements cannot be obtained at all or on terms satisfactory to us, we have also obtained commitments under a bridge credit facility from a syndicate of lenders, including some of the lenders under our RBL Facility (as defined below), providing for a senior 364-day unsecured bridge term loan facility (the “Bridge Facility”) in an aggregate initial principal amount of up to $1.50 billion. The amounts available under the Bridge Facility will be reduced by, among other things, the net proceeds we receive from this offering and from the Proposed Debt Financing. We currently expect that the net proceeds of this offering and the Proposed Debt Financing, along with borrowings under our RBL Facility and cash on hand, will be sufficient to fund the cash consideration for the Pending Acquisition. While not anticipated, if and to the extent we do not receive sufficient net proceeds in this offering when combined with the net proceeds of the Proposed Debt Financing, we may be required to borrow additional amounts under our RBL Facility or under the Bridge Facility in order to finance the Pending Acquisition. The funding of the Bridge Facility is contingent upon the satisfaction of customary conditions, including the execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the commitment letter in respect thereof (the “Commitment Letter”) and the consummation of the Pending Acquisition.
On July 19, 2026, Magnolia Operating, as borrower, and Magnolia Oil & Gas Intermediate LLC (“Magnolia Intermediate”), as its holding company, executed a third amendment and restatement of its senior secured reserve-based revolving credit facility with the banks, financial institutions, and other lending institutions party thereto, as lenders, and Citibank, N.A., as administrative agent, collateral agent, issuing bank and swingline lender (the “Amended and Restated RBL Facility”), which, upon the satisfaction of customary conditions, including the execution and delivery of definitive documentation with respect to the Amended and Restated RBL Facility and the consummation of the Pending Acquisition, will amend and restate in its entirety the second amended and restated senior secured reserve-based revolving credit facility entered into on November 13, 2024, by and among Magnolia Operating, as the borrower, Magnolia Intermediate, as its holding company, the banks, financial institutions, and other lending institutions from time to time party thereto, as lenders, the other parties from time to time party thereto and Citibank, N.A., as administrative agent, collateral agent, issuing bank and swingline lender (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Amended and Restated RBL Facility, the “Existing RBL Facility,” and as amended and restated by the Amended and Restated RBL Facility once effective, the “RBL Facility”). The Amended and Restated RBL Facility, upon effectiveness, will provide for maximum commitments in an aggregate principal amount of $2.25 billion with a letter of credit facility with a $100.0 million sublimit and a swingline facility with a $50.0 million sublimit, with an initial borrowing base of $2.0 billion and borrowing capacity of $1.75 billion that are subject to adjustments to the extent oil and gas assets are excluded from the Pending Acquisition, and extend the maturity date to the earlier of (x) the fifth anniversary of the effectiveness of the Amended and Restated RBL Facility and (y) the date that is 91 days prior to the stated maturity date of the WFE Notes (or, to the extent earlier than the fifth anniversary of the effectiveness of the Amended and Restated RBL Facility, the date that is 91 days prior to the stated maturity date of any indebtedness that refinances the WFE Notes and that is permitted under the Amended and Restated RBL Facility) if the outstanding aggregate principal amount of such notes equals or exceeds $100 million on such date.
The Pending Acquisition, this offering, the Proposed Debt Financing, the transactions contemplated by the Amended and Restated RBL Facility and the transactions contemplated by the Commitment Letter are herein collectively referred to as the “Transactions.”
Certain of the underwriters of this offering are lenders under our RBL Facility and committed lenders under our Bridge Facility. See “Underwriting.”
Preliminary Estimated Second Quarter 2026 Financial Information and Operational Data
As of the date of this prospectus, neither we nor the Seller have finalized our respective financial and operational results for the three months ended June 30, 2026. However, set forth below are certain preliminary estimates of our and the Seller’s production information and expected capital expenditures based on information available as of the date of this prospectus supplement for the three months ended June 30, 2026. During the course of the preparation of our financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary estimates presented below. These preliminary estimates for the three months ended June 30, 2026 are not necessarily indicative of the results to be achieved for any future period.
The preliminary estimates presented below are subject to a variety of risks and uncertainties, including significant business, economic and competitive risks and uncertainties described under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” elsewhere in this prospectus supplement. Accordingly, our and the Seller’s actual results may differ materially from those contained in the preliminary estimates set forth below.
The preliminary data included in this prospectus supplement have been prepared by, and is the sole responsibility of, us and the Seller. Each of our independent registered public accounting firm, the Seller’s independent auditor and each of our and the Seller’s independent petroleum engineer has not audited, reviewed, compiled or performed any procedures with respect to such preliminary data. Accordingly, each of our independent registered public accounting firm, the Seller’s independent auditor and each of our and the Seller’s independent petroleum engineer does not express an opinion or any other form of assurance with respect thereto.
For the three months ended June 30, 2026, we currently expect to report capital expenditures of $125 million. The Seller also currently expects capital expenditures to be between $110 million and $120 million.
Furthermore, for the three months ended June 30, 2026, we currently expect total net production volumes to be 106 Mboe/d (approximately 40% oil), and the Seller currently expects total net production volumes to be 53 Mboe/d (approximately 70% oil).
This preliminary financial and operational information is not a comprehensive statement of our or the Seller’s financial or operational results for this period, and our and the Seller’s actual results may differ significantly. Our and the Seller’s managements’ estimates are preliminary, derived from our and the Seller’s internal records and are based on information available as of the date of this prospectus supplement. The estimates for the preliminary estimated financial and operational information described above constitute forward-looking statements and are not guarantees of future performance or outcomes. These estimates are preliminary and inherently uncertain. Our normal reporting processes with respect to the foregoing preliminary estimates have not been fully completed. These preliminary results have not been audited or reviewed by our independent registered public accounting firm, the Seller’s independent auditor or each of our or the Seller’s independent petroleum engineer and may change and those changes may be material. Accordingly, you should not place undue reliance upon these preliminary financial and operational results.
Principal Executive Offices and Internet Address
Our principal executive offices are located at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046, and our telephone number is (713) 842-9050. We maintain a website at www.magnoliaoilgas.com. Information contained on, or accessible through, our website is not incorporated by reference in this prospectus supplement. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Except for information specifically incorporated by reference into this prospectus supplement that may be accessed from our website, the information on, or otherwise accessible through, our website or any other website does not constitute a part of this prospectus supplement.

THE OFFERING
The summary below describes the principal terms of this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions.
Issuer
Magnolia Oil & Gas Corporation
Shares of Common Stock Offered by Us
46,315,790 shares of our Class A Common Stock, or 53,263,158 shares if the underwriters exercise in full their option to purchase additional shares of our Class A Common Stock.
Option to Purchase Additional Shares
We have granted the underwriters an option to purchase up to an additional 6,947,368 shares of our Class A Common Stock within 30 days of the date of this prospectus supplement.
Common Stock Outstanding After the Offering
230,021,224 shares, or 236,968,592 shares if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock.
Use of Proceeds
We estimate that, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, we will receive approximately $1,066.2 million of net proceeds from this offering, or $1,226.3 million if the underwriters exercise in full their option to purchase additional shares. We intend to use the net proceeds of this offering, together with proceeds from the Proposed Debt Financing, borrowings under our RBL Facility and cash on hand, to fund the cash consideration payable by us in the Pending Acquisition.
While we expect that the net proceeds of this offering and the Proposed Debt Financing along with cash on hand and borrowings under our RBL Facility will be sufficient to fund the purchase price of the Pending Acquisition, we may use proceeds from other debt financing transactions, such as the Bridge Facility, to fund the remaining portion of the cash consideration.
If the Pending Acquisition does not close, we intend to use the net proceeds from this offering for general corporate purposes, including repayment of outstanding indebtedness and to fund capital expenditures. The closing of this offering is not conditioned on the closing of the Pending Acquisition.
Dividend Policy
We pay quarterly dividends to our stockholders at the discretion of our board of directors (the “Board”). On May 1, 2026, our Board declared a quarterly cash dividend of $0.165 per share of Class A Common Stock, which was payable on June 1, 2026 to stockholders of record as of the close of business on May 12, 2026.
Although we currently intend to continue to return capital to stockholders in the form of a quarterly cash dividend, the amount and timing of these returns of capital to stockholders may vary from time to time. See “Dividend Policy.”

Risk Factors
You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus supplement, as well as the other risks and uncertainties described in the documents that we file with the SEC that are incorporated herein by reference, before deciding to invest in our Class A Common Stock.
Transfer Agent
Continental Stock Transfer & Trust Company.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATIONAL AND UNAUDITED PRO FORMA FINANCIAL DATA
The following tables present our and the Seller’s summary historical consolidated financial and unaudited pro forma financial information for the periods indicated. Our summary historical consolidated financial information for the years ended December 31, 2025 and 2024 and as of and for the three months ended March 31, 2026 and 2025 is derived from our audited and unaudited, as applicable, consolidated financial statements and related notes thereto incorporated by reference into this prospectus supplement. The Seller’s summary historical consolidated financial information for the years ended December 31, 2025 and 2024 and as of and for the three months ended March 31, 2026 and 2025 is derived from its audited and unaudited, as applicable, consolidated financial statements and related notes thereto incorporated by reference into this prospectus supplement.
The summary unaudited pro forma combined financial information for the year ended December 31, 2025 and as of and for the three months ended March 31, 2026 is derived from our historical consolidated financial statements and from the historical financial statements of the Seller to be acquired by the Company in connection with the Pending Acquisition, incorporated by reference into this prospectus supplement. The summary unaudited pro forma combined financial information for the year ended December 31, 2025 and as of and for the three months ended March 31, 2026 gives effect to the Pending Acquisition as if it had been consummated on January 1, 2025. The summary unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have existed or the financial results that would have occurred if this offering and the Pending Acquisition had occurred on the dates indicated, nor are they necessarily indicative of the financial position or results of our operations in the future. This pro forma financial data is not prepared in the ordinary course of our financial reporting, is not necessarily indicative of future results and should not be used as the basis for a prediction of an annualized calculation.
The summary historical consolidated financial information and unaudited pro forma combined financial information is only a summary and is not necessarily indicative of our future performance. Factors that impact the comparability of the summary historical consolidated financial data are also noted in the following table. This summary should be read together with other information contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in our Annual Report on Form 10-K for the year ended December 31, 2025 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 and our Current Report on Form 8-K filed on July 20, 2026, each of which are incorporated by reference in this prospectus supplement.
	Company Historical		Seller Historical		Company and Seller Pro Forma Combined
	Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31, 2026
	2026	2025	2026	2025
Revenues
Oil revenues	$257,329	$245,534	$249,068	$216,131	$506,397
Natural gas revenues	51,800	51,367	6,893	8,780	58,693
Natural gas liquids revenues	49,382	53,399	9,031	10,838	58,413
Other operating revenues	—	—	11,859	8,677	7,398
Total revenues	358,511	350,300	276,851	244,426	630,901
Operating Expenses
Lease operating expenses	47,751	47,075	28,823	30,548	76,574
Gathering, transportation and processing	18,207	14,953	108	114	18,315
Taxes other than income	16,387	20,105	19,859	19,343	36,246
Other operating expenses	—	—	6,477	2,843	6,477

	Company Historical		Seller Historical		Company and Seller Pro Forma Combined
	Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31, 2026
	2026	2025	2026	2025
Exploration expenses	1,742	348	3	433	1,745
Asset retirement obligations accretion	1,857	1,556	—	—	3,481
Depreciation, depletion and amortization	113,359	105,853	71,020	63,038	186,425
General and administrative expenses	31,444	24,588	7,551	6,415	38,995
Total operating expenses	230,747	214,478	133,841	122,734	368,258
Operating Income	127,764	135,822	143,010	121,692	262,643
Other Expense
Gain (loss) on derivative instruments	—	—	(273,036)	126	(273,036)
Interest expense, net	(6,004)	(5,252)	(18,190)	(22,198)	(46,023)
Other income (expense), net	(36)	1,215	94	280	58
Total other expense, net	(6,040)	(4,037)	(291,132)	(21,792)	(319,001)
Income (Loss) Before Income Taxes	121,724	131,785	(148,122)	99,900	(56,358)
Income tax expense (benefit)	20,888	25,137	(1,155)	881	13,442
Net Income (Loss)	100,836	106,648	(146,967)	99,019	(69,800)
Less: Net income attributable to noncontrolling interest	1,011	3,721			1,011
Net Income Attributable to Class A Common Stock	$99,825	$102,927			$(70,811)
Balance Sheet Information (as of period end)
Cash and cash equivalents	$124,372	$247,558	$13,192	$6,703	$18,194
Property, Plant and equipment, net	2,586,479	2,356,122	2,549,441	2,508,772	6,915,164
Total assets	2,944,478	2,868,614	2,771,842	2,692,993	7,363,995
Total liabilities	908,597	879,290	1,245,238	1,216,205	3,623,717
Non-controlling interests	—	55,529	—	—	—
Total stockholders’ equity	$2,035,881	$1,989,324	$1,526,604	$1,476,788	$3,740,278
Other Financial Information
Adjusted EBITDAX(1)	$252,854		$192,910		$441,303

(1)
Adjusted EBITDAX is a non-GAAP financial measure. For a definition of Adjusted EBITDAX and a reconciliation to net income, our most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures — Adjusted EBITDAX.”

	Company Historical		Seller Historical		Company and Seller Pro Forma Combined
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31, 2025
	2025	2024	2025	2024
Revenues
Oil revenues	$918,027	$1,046,675	$795,358	$894,727	$1,713,385
Natural gas revenues	190,252	90,277	30,018	14,218	220,270
Natural gas liquids revenues	203,566	178,934	39,564	29,150	243,130
Other operating revenues	—	—	33,187	31,132	22,286
Total revenues	1,311,845	1,315,886	898,127	969,227	2,199,071
Operating Expenses
Lease operating expenses	186,559	180,881	119,245	112,510	305,804
Gathering, transportation, and processing	67,096	39,832	303	510	67,399
Taxes other than income	76,452	71,862	70,501	75,170	146,953
Other operating expenses	—	—	15,506	16,303	15,506
Exploration expenses	962	1,374	6,061	10,977	7,023
Asset retirement obligations accretion	6,800	6,729	—	—	13,347
Depreciation, depletion and amortization	437,757	414,487	275,363	244,142	709,708
Transaction Costs	—	—	102	58	71,102
General and administrative expenses	97,038	88,733	29,088	22,302	126,126
Total operating expenses	872,664	803,898	516,169	481,972	1,462,968
Operating Income	439,181	511,988	381,958	487,255	736,103
Other Income (Expense)
Gain (loss) on derivative instruments	—	—	166,816	(35,006)	166,816
Interest expense, net	(21,617)	(14,371)	(82,700)	(96,761)	(181,702)
Loss on extinguishment of debt	—	(8,796)	—	—	—
Other income (expense), net	(153)	4,322	287	489	134
Total other income (expense), net	(21,770)	(18,845)	84,403	(131,278)	(14,752)
Income Before Income Taxes	417,411	493,143	466,361	355,977	721,351
Income tax expense	80,132	95,813	3,959	4,268	49,982
Net Income	337,279	397,330	462,402	351,709	671,369
Less: Net income attributable to noncontrolling interest	12,027	31,303			12,027
Net Income Attributable to Class A Common Stock	$325,252	$366,027			$659,342
Balance Sheet Information (as of period end)
Cash and cash equivalents	$266,785	$260,049	$2,364	$12,009

	Company Historical		Seller Historical		Company and Seller Pro Forma Combined
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31, 2025
	2025	2024	2025	2024
Property, Plant and equipment, net	2,424,152	2,306,034	2,556,372	2,499,309
Total assets	2,903,092	2,820,835	2,812,839	2,684,443
Total liabilities	903,919	853,509	1,090,268	1,267,474
Non-controlling interests	59,215	53,747	—	—
Total stockholders’ equity	$1,999,173	$1,967,326	$1,722,571	$1,416,969
Other Financial Information
Adjusted EBITDAX(1)	$906,108		$690,492		$1,514,699

(1)
Adjusted EBITDAX is a non-GAAP financial measure. For a definition of Adjusted EBITDAX and a reconciliation to net income, our most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures — Adjusted EBITDAX.”

SUMMARY HISTORICAL AND PRO FORMA RESERVE AND PRODUCTION DATA
The following table presents (i) our and the Seller’s historical net proved developed producing and proved undeveloped reserves as of December 31, 2025 and (ii) our pro forma combined net proved developed and undeveloped reserves as of December 31, 2025, giving effect to the Pending Acquisition as if it had been completed as of the dates presented.
Our historical reserves estimates as of December 31, 2025 included in the table below are based on the reserve report as of such date prepared by Miller & Lents, Ltd., which is incorporated by reference in this prospectus supplement. The historical reserves estimates as of December 31, 2025 for the Seller included in the table below are based on the reserve report as of such date prepared by Netherland, Sewell & Associates, Inc., which is incorporated by reference in this prospectus supplement. Unless otherwise indicated, the references to the estimated reserves in this section give pro forma effect to the Pending Acquisition as if it had been completed on December 31, 2025. The summary pro forma combined production data set forth below gives effect to the Pending Acquisition. The following summary pro forma combined reserve and production data has been prepared for illustrative purposes only and is not intended to be a projection of our future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in “Risk Factors.”
	Company Historical(1)	Seller Historical(2)	Company and Seller Pro Forma Combined
Proved developed reserves:
Oil and Condensate (MBbls)	64,597	100,327	164,924
Natural Gas (MMcf)	317,290	109,046	426,336
NGL (MBbls)	49,095	21,303	70,398
Total proved developed reserves (MBoe)(4)	166,574	139,804	306,378
Proved undeveloped reserves:
Oil and Condensate (MBbls)	15,243	96,127	111,370
Natural Gas (MMcf)	86,792	96,376	183,168
NGL (MBbls)	13,922	19,234	33,156
Total proved undeveloped reserves (MBoe)(4)	43,630	131,424	175,054
Total proved reserves:
Oil and Condensate (MBbls)	79,841	196,455	276,296
Natural Gas (MMcf)	404,081	205,422	609,503
NGL (MBbls)	63,017	40,537	103,554
Total proved reserves (MBoe)(3)(4)	210,205	271,229	481,434
Proved developed reserves (%)	79.2%	51.5%	63.6%
Total undeveloped reserves (%)	20.8%	48.5%	36.4%
Reserve values (in thousands):
Future net reserves (undiscounted)	$4,403,084	$7,902,279	$12,305,363
Future net reserves (discounted)(5)	$2,994,458	$4,107,557	$7,102,015

(1)
Our estimated reserves were determined using average first-day-of-the-month prices for the prior 12 months in accordance with SEC regulations. The unweighted arithmetic average first-day-of-the-month prices for the prior 12 months were $65.34 per barrel for oil, $3.39 per MMBtu for natural gas and $27.45 per barrel of NGL at December 31, 2025. The average prices used for proved reserves, after appropriate adjustments, were $64.59 per barrel for oil, $2.67 per Mcf for natural gas, and $20.25 per barrel for NGLs at December 31, 2025.

(2)
The estimated reserves of the Seller were determined using average first-day-of-the-month prices for the prior 12 months in accordance with SEC regulations. The unweighted arithmetic average first-day-of-the-month prices for the prior 12 months were $66.01 per barrel for oil and NGL and $3.39 per MMBtu for natural gas at December 31, 2025. The average prices used for proved reserves, after appropriate adjustments, were $65.20 per barrel for oil, $2.72 per Mcf for natural gas, and $20.26 per barrel for NGLs at December 31, 2025. We anticipate the Seller’s total proved undeveloped reserves will be updated due to the timing associated with our current development plan, which will result in the Seller’s proved undeveloped reserves being reduced to reflect a one-year development plan.

(3)
Our proved reserves as of December 31, 2025 were part of a development plan adopted by management indicating that such locations were scheduled to be drilled within one year of initial classification. The Seller’s proved reserves as of December 31, 2025 were part of a development plan indicating that such locations were scheduled to be drilled within five years of initial classification.

(4)
Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

(5)
Discounted at 10% per year.

	Company Historical	Seller Historical	Company and Seller Pro Forma Combined(1)
	Year Ended December 31, 2025	Year Ended December 31, 2025	Year Ended December 31, 2025
Production data:
Oil (MMBbls)	14.5	12.4	26.9
Natural gas (Bcf)	68.9	14.3	83.2
NGL (MMBbls)	10.4	2.6	13.0

(1)
Pro forma combined production represents the arithmetic sum of the Company and the Seller’s production data.

Non-GAAP Financial Measures:
Adjusted EBITDAX
We define Adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, exploration expenses, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. We believe Adjusted EBITDAX is useful because it allows our management to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use Adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table provides a reconciliation of our net income, the most directly comparable financial measure presented in accordance with U.S. GAAP, to Adjusted EBITDAX for the periods presented herein.

	Company Historical		Seller Historical		Company and Seller Pro Forma Combined
(in thousands)	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025
Net Income (loss)	$100,836	$337,279	$(146,967)	$462,402	$(69,800)	$671,369
Interest expense, net	6,004	21,617	18,190	82,700	46,023	181,702
Income tax expense (benefit)	20,888	80,132	(1,155)	3,959	13,442	49,982
Depreciation, depletion, and amortization	113,359	437,757	68,675	267,032	186,425	709,708
Asset retirement obligations accretion	1,857	6,800	2,345	8,331	3,481	13,347
Exploration expenses	1,742	962	3	6,061	1,745	7,023
Non-cash stock-based compensation expense	8,168	23,550	—	—	8,168	23,550
Gain on revaluation of contingent consideration	—	(4,511)	—	—	—	(4,511)
Loss on sale of assets	—	2,522	—	—	—	2,522
Unrealized (gain) / loss on derivative instruments	—	—	251,819	(139,993)	251,819	(139,993)
Adjusted EBITDAX	$252,854	$906,108	$192,910	$690,492	$441,303	$1,514,699

RISK FACTORS
Any investment in shares of Class A Common Stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein before deciding whether to purchase shares of Class A Common Stock. In particular, you should carefully consider, among other things, the risks to our business and other matters described in our Annual Report on Form 10-K for the year ended December 31, 2025 and other filings we make with the SEC incorporated by reference into this prospectus supplement and the accompanying prospectus. If any such risks and uncertainties actually occur, you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations and result in a loss of all or part of your investment.
Risks Related to the Pending Acquisition
The Pending Acquisition is subject to a number of conditions to the obligations of us and the Seller to complete such acquisition, which, if not fulfilled, or not fulfilled in a timely manner, may result in termination of the Purchase Agreement.
The Purchase Agreement contains a number of conditions to the consummation of the Pending Acquisition, including, among others:
•
the expiration or termination of the applicable waiting period under the HSR Act (“HSR Approval”);

•
the absence of orders or injunctions that prohibit the consummation of the applicable acquisition;

•
subject to certain exceptions, the accuracy of representations and warranties with respect to our businesses and the Seller’s business, including, with respect to the Seller, representations and warranties regarding ownership and operation of the Seller, which generally must be true and correct as of the closing of the Purchase Agreement except for inaccuracies that would not, in the aggregate, have a material adverse effect; and

•
subject to specified materiality thresholds in the Purchase Agreement, the aggregate values of title defects (less any offsetting title benefits), environmental defects, casualty losses, and exclusions related to the exercise of third-party consents or preferential purchase rights shall not exceed 15% of the unadjusted aggregate purchase price.

If any of these conditions are not satisfied or waived prior to October 13, 2026 (or if all such conditions other than HSR Approval are satisfied or waived by October 13, 2026, prior to March 12, 2027), it is possible that the Purchase Agreement may be terminated. The Purchase Agreement may also be subject to termination if at any time a final, non-appealable order or injunction prohibits the consummation of the Pending Acquisition. In addition, satisfying the conditions to and the consummation of the Pending Acquisition may take longer and could cost more than we or the Seller expect. Many of the conditions to the consummation of the Pending Acquisition are not within our control or the Seller’s control, and the parties cannot predict when or if these conditions will be satisfied. Any delay in completing the Pending Acquisition may adversely affect the cost savings and other benefits that we expect to achieve if the Pending Acquisition and the integration of the parties’ respective businesses are completed within the expected timeframe.
If the Pending Acquisition is consummated, we may be unable to successfully integrate the Target into our business or achieve the anticipated benefits of the Pending Acquisition.
Our ability to achieve the anticipated benefits of the Pending Acquisition will depend in part upon whether we can integrate the Target into our existing business in an efficient and effective manner. We may not be able to accomplish this integration process successfully. The successful acquisition of producing properties, including the Target, requires an assessment of several factors, including:
•
recoverable reserves;

•
future natural gas and oil prices and their appropriate differentials;

•
availability and cost of transportation of production to markets;

•
availability and cost of drilling equipment and of skilled personnel;

•
development and operating costs including access to water and potential environmental and other liabilities; and

•
regulatory, permitting and similar matters.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we have performed a review of the subject properties that we believe to be generally consistent with industry practices. The review was based on our analysis of historical production data, assumptions regarding capital expenditures and anticipated production declines. Data used in such review was furnished by the Seller or obtained from publicly available sources. Our review may not reveal all existing or potential problems or permit us to fully assess the deficiencies and potential recoverable reserves for all of the acquired properties, and the reserves and production related to the Seller may differ materially after such data is reviewed further by us. Inspections will not always be performed on every well, and environmental conditions or issues are not necessarily observable even when an inspection is undertaken. Even when issues are identified, the Seller may be unwilling or unable to provide effective contractual protection against all or a portion of the underlying deficiencies. We are often not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis, and, as is the case with certain liabilities associated with the Target, we are entitled to indemnification for only certain environmental liabilities. The integration process may be subject to delays or changed circumstances, and we can give no assurance that the Target will perform in accordance with our expectations or that our expectations with respect to integration or cost savings as a result of the Pending Acquisition will materialize.
In addition, to the extent the Pending Acquisition is not consummated, the proceeds from this offering will be applied to reduce indebtedness which may ultimately be reborrowed.
We will incur significant transaction costs in connection with the Pending Acquisition.
We have incurred and are expected to continue to incur a number of non-recurring costs associated with the Pending Acquisition, combining the operations of the Target with ours and realizing the expected benefits. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors. Although we expect that the elimination of duplicative costs, as well as the realization of expected benefits related to the integration of the Target, should allow us to offset these transaction costs over time, this net benefit may not be achieved in the near term or at all.
Securities class action and derivative lawsuits may be brought against us in connection with the Pending Acquisition, which could result in substantial costs.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our liquidity and financial condition.
The pendency of the Pending Acquisition could adversely affect our business, results of operations and financial condition.
The pendency of the Pending Acquisition could cause disruptions in our business, which could have an adverse effect on our business, results of operations and financial condition. In particular, the attention of our management may be directed towards the Pending Acquisition, including obtaining required approvals and other transaction-related considerations and may be diverted from our day-to-day business operations, and matters related to the Pending Acquisition may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to us. Any of these matters could adversely affect our business, or harm our results of operations, financial condition or cash flows, even after the Pending Acquisition is consummated.

The benefits attributable to the Pending Acquisition may vary from expectations.
We may fail to realize the anticipated benefits expected from the Pending Acquisition. The success of the Pending Acquisition will depend, in significant part, on our ability to successfully integrate the Target, grow our revenue and realize the anticipated strategic benefits from the Pending Acquisition. We believe that the addition of the Target will complement our strategy by developing high-quality, low-cost assets. This growth and the anticipated benefits of the Pending Acquisition may not be realized fully or at all or may take longer to realize than expected. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. Additionally, the integration process may result in the disruption of ongoing business and there could be potential unknown liabilities and unforeseen expenses associated with the Pending Acquisition that were not discovered in the course of performing due diligence. The integration may also require significant time and focus from management following the Pending Acquisition which may disrupt our business and results of operations. If we are not able to realize the anticipated benefits expected from the Pending Acquisition within the anticipated timing or at all, our business and operating results may be adversely affected.
The market price for our Class A Common Stock following the closing of the Pending Acquisition may be affected by factors different from those that historically have affected or currently affect our Class A Common Stock.
Our financial position may differ from our financial position before the completion of the Pending Acquisition, and the results of operations of the Company following the consummation of the Pending Acquisition may be affected by some factors that are different from those currently affecting our results of operations. Accordingly, the market price and performance of our Class A Common Stock is likely to be different from the performance of our Class A Common Stock in the absence of the Pending Acquisition. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, our Class A Common Stock, regardless of our actual operating performance.
The unaudited pro forma financial information and the summary pro forma combined reserve and production data included in this prospectus supplement, or otherwise disclosed by us, are based on a number of preliminary estimates and assumptions and the actual results of operations, cash flows, financial position and reserve and production data of the combined company after the Pending Acquisition may differ materially.
The unaudited pro forma financial information included in this prospectus supplement, or otherwise disclosed by us, is presented for illustrative purposes only, has been prepared based on available information and certain assumptions and estimates that we believe are reasonable and is not necessarily indicative of what our actual financial position or results of operations would have been had the Pending Acquisition been completed on the date indicated. Further, the combined company’s actual results and financial position after the Pending Acquisition occurs may differ materially and adversely from the unaudited pro forma combined financial information included in this prospectus supplement.
The summary pro forma combined reserve and production data included in this prospectus supplement, or otherwise disclosed by us, represents (i) the arithmetic sum of the proved reserves, the future net reserves and the discounted future net reserves attributable to us and the Seller as of December 31, 2025, and (ii) the arithmetic sum of historical production data of us and the Seller for the periods presented, respectively. Because we will develop such proved reserves in accordance with our own development plan and, in the future, will estimate proved reserves in accordance with our own methodologies, the estimates presented herein for the Seller may not be representative of our future reserve estimates with respect to these properties or the reserve estimates we would have reported if we had owned such properties as of December 31, 2025. Further, the combined company’s actual reserve and production data after the pro forma events occur may differ materially and adversely from the summary pro forma combined reserve and production data included or incorporated by reference in this prospectus supplement.
The inability to complete the Pending Acquisition on the initial terms agreed to or in the expected time frame may adversely affect our business, financial condition, or results of operations.
We may not be able to consummate the Pending Acquisition on the terms contemplated, or at all, if customary closing conditions are not satisfied or waived. Any difficulties with respect to the consummation of the Pending Acquisition may adversely affect our business, financial condition or results of operations.

Risks Related to this Offering and Ownership of Our Common Stock
We are a holding company. Our principal asset is our controlling equity interest in Magnolia Oil & Gas Parent LLC (“Magnolia LLC”), and we are accordingly dependent upon distributions from Magnolia LLC to pay taxes and cover our corporate and other overhead expenses.
We are a holding company and our principal asset is our controlling equity interest in Magnolia LLC. We have no independent means of generating revenue. To the extent Magnolia LLC has available cash, we intend to cause Magnolia LLC to make (i) pro rata distributions to its unitholders, including us, in an amount at least sufficient to allow us to pay our taxes and (ii) non-pro rata payments to us to reimburse us for our corporate and other overhead expenses. The RBL Facility contains certain restrictions on the ability of Magnolia Operating and its subsidiaries to transfer funds to us, subject to exceptions. To the extent that we need funds and Magnolia LLC or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of any financing arrangements, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.
Our second amended and restated certificate of incorporation and bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our Class A Common Stock.
Our second amended and restated certificate of incorporation authorizes our Board to issue preferred stock without stockholder approval. If our Board elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our second amended and restated certificate of incorporation and our bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including limitations on the removal of directors, limitations on the ability of our stockholders to call special meetings, providing that the Board is expressly authorized to adopt, or to alter or repeal, our bylaws, and establishing advance notice and certain information requirements for nominations for election to our Board and for proposing matters that can be acted upon by stockholders at stockholder meetings.
In addition, certain change of control events may have the effect of accelerating any payments due under our RBL Facility, and could, in certain defined circumstances, require us to make an offer to repurchase our outstanding 6.875% Senior Notes due 2032 (the “Existing Notes”) or the WFE Notes and/or result in the acceleration of payments required by the indentures governing the Existing Notes or the WFE Notes, as applicable, which could be substantial and accordingly serve as a disincentive to a potential acquirer of us.
Future sales of our Class A Common Stock in the public market, or the perception that such sales may occur, could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in the Company.
We may sell additional shares of Class A Common Stock or securities convertible into shares of our Class A Common Stock in subsequent offerings. We cannot predict the size of future issuances of our Class A Common Stock or securities convertible into Class A Common Stock or the effect, if any, that such future issuances will have on the market price of our Class A Common Stock. Sales of substantial amounts of our Class A Common Stock (including shares issued in connection with an acquisition or in connection with our existing or future equity compensation plans), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A Common Stock.
Potential future legislation may generally affect the taxation of oil and natural gas exploration and development companies and may adversely affect our future cash flows and results of operations.
From time to time, federal legislation has been proposed that would, if enacted into law, make significant changes to tax laws, including to certain key U.S. federal and state income tax provisions currently available to oil and natural gas exploration and development companies. Such legislative changes have included, but have not been limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, and (iii) an extension of the amortization period for certain geological and geophysical expenditures. Although these provisions were largely unchanged in recent federal tax legislation such as the One Big Beautiful Bill Act of 2025,

Congress could consider, and could include, some or all of these proposals as part of future tax reform legislation. Moreover, other more general features of any additional tax reform legislation, including changes to cost recovery rules, may be developed that also would change the taxation of oil and gas companies. It is unclear whether these or similar changes will be enacted in future legislation and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our future cash flows and results of operations.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We are subject to taxes by U.S. federal, state, and local tax authorities. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including tax effects of stock-based compensation, or changes in tax laws, regulations, or interpretations thereof.
In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal, state, and local taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
The underwriters may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Class A Common Stock.
We have entered into a lock-up agreement with respect to our Class A Common Stock, pursuant to which we are subject to certain issuance and sale restrictions for a period of 30 days following the date of the underwriting agreement. Please see “Underwriting — Lock-Up Agreements” for a detailed description of these restrictions and certain exceptions to them.
In addition, all of our directors and executive officers have entered into lock-up agreements with respect to their shares of our Class A Common Stock, pursuant to which they are subject to certain resale restrictions for a period of 30 days following the date of the underwriting agreement. The underwriters, at any time and without notice, may release all or any portion of the Class A Common Stock subject to the foregoing lock-up agreements. If the restrictions under the lock-up agreements are waived, then the Class A Common Stock, subject to compliance with the Securities Act of 1933, as amended (the “Securities Act”), or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our Class A Common Stock to decline and impair our ability to raise capital.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $1,066.2 million (or $1,226.3 million if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock). We intend to use the net proceeds of this offering, together with proceeds from the Proposed Debt Financing, borrowings under the RBL Facility and cash on hand, to fund the cash consideration payable by us in the Pending Acquisition. While we expect that the net proceeds of this offering and the Proposed Debt Financing along with cash on hand and borrowings under our RBL Facility will be sufficient to fund the purchase price of the Pending Acquisition, we may use proceeds from other debt financing transactions, such as the Bridge Facility, to fund the remaining portion of the cash consideration. If the Pending Acquisition does not close, we intend to use the net proceeds from this offering for general corporate purposes, including repayment of outstanding indebtedness and to fund capital expenditures. The closing of this offering is not conditioned on the closing of the Pending Acquisition.
Prior to the closing of the Pending Acquisition, we may invest the net proceeds from this offering in short-term investments.

DIVIDEND POLICY
We pay quarterly dividends to our stockholders at the discretion of our Board. On May 1, 2026, our Board declared a quarterly cash dividend of $0.165 per share of Class A Common Stock, which was payable on June 1, 2026 to stockholders of record as of the close of business on May 12, 2026. Although we currently intend to continue to return capital to stockholders in the form of a quarterly cash dividend, the amount and timing of these returns of capital to stockholders may vary from time to time. The decision whether to return capital to stockholders, as well as the timing and amount of any return of capital to stockholders, is subject to the discretion of the Board, which regularly evaluates our proposed capital returns to stockholders and the requirements, if any, under the Delaware General Corporation Law.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2026:
•
on an actual basis;

•
on an as adjusted basis, after giving effect to the issuance of our Class A Common Stock in this offering at a public offering price of $23.75 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, but not the application of the proceeds from this offering as described herein; and

•
on an as further adjusted basis to give effect to the Pending Acquisition, including the application of the proceeds of this offering, and assuming (i) the consummation of the Proposed Debt Financing, the assumption of the WFE Notes, expected borrowings under our RBL Facility, the use of cash on hand to fund the cash consideration for the Pending Acquisition and no borrowings under the Bridge Facility and (ii) the payment of related fees and expenses.

The closing of this offering of common stock is not conditioned on the closing of the Pending Acquisition. This table should be read in conjunction with “Use of Proceeds” and with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the condensed consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the “Summary — Recent Developments” and “Use of Proceeds” sections in this prospectus supplement.
	As of March 31, 2026
(In thousands)	Actual	As Adjusted	As Further Adjusted(1)
Cash and Cash Equivalents	$124,372	$1,190,572	$24,372
Long-Term Debt:
RBL Facility(2)	$—	$—	$1,074,973
Existing Notes(3)	400,000	400,000	400,000
WFE Notes(4)	—	—	600,000
New Long Term Debt(5)	—	—	500,000
Total Long-Term Debt	$400,000	$400,000	$2,574,973
Stockholders’ Equity:
Class A Common Stock, $0.0001 par value, 1,300,000 shares authorized, 234,287 shares issued and 185,374 shares outstanding, actual; 280,603 shares issued and 231,690 shares outstanding, as adjusted; and 312,806 shares issued and 263,893 shares outstanding, as further adjusted	$24	$28	$31
Additional paid-in capital	1,962,082	3,028,254	3,839,766
Treasury stock, at cost: 48,913 shares	(960,737)	(960,737)	(960,737)
Retained earnings	1,036,099	1,036,099	965,099
Accumulated and other comprehensive loss	(1,587)	(1,587)	(1,587)
Noncontrolling interest	—	—	—
Total Stockholders’ Equity	2,035,881	3,102,057	3,842,573
Total Capitalization	$2,435,881	$3,502,057	$6,417,545

(1)
Assumes no adjustments to the purchase price for the Pending Acquisition. Total fees for the Transactions are expected to be approximately $71.0 million.

(2)
As of June 30, 2026, we had cash and cash equivalents of approximately $295.9 million and no borrowings outstanding under the RBL Facility.

(3)
Represents the aggregate principal amount of Existing Notes without giving effect to any original issue discounts, premiums and/or deferred issuance costs.

(4)
Represents the aggregate principal amount of WFE Notes to be assumed in connection with the Pending Acquisition without giving effect to any original issue discounts, premiums and/or deferred issuance costs.

(5)
Assumes New Long Term Debt will be issued or borrowed at par, and does not give effect to any premiums and/or deferred issuance costs.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of certain material U.S. federal income tax considerations related to the acquisition, ownership and disposition of common stock acquired pursuant to this offering by a non-U.S. holder (as defined below). This summary does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is limited to non-U.S. holders who hold shares of common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, for investment purposes).
This summary is based on the current provisions of the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions and published positions of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different than those set forth below. We have not sought and will not seek any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:
•
banks, insurance companies or other financial institutions;

•
tax-exempt organizations or governmental organizations;

•
qualified foreign pension funds defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•
brokers or dealers in securities or currencies;

•
traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•
persons subject to the alternative minimum tax;

•
partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•
“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
persons that acquired common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•
certain former citizens or long-term residents of the United States;

•
persons subject to the anti-inversion rules of Section 7874 of the Code; and

•
persons that hold common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, wash sale, constructive sale or other integrated investment or risk reduction transaction.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSIDERATIONS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON STOCK ARISING UNDER THE

U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Non-U.S. Holder Defined
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock that is not, for U.S. federal income tax purposes, a partnership (or an investor therein) or any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and the partner, and upon certain determinations made at the partner level. Accordingly, we urge partnerships and partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of common stock to consult their tax advisors regarding the U.S. federal income tax considerations relating to the acquisition, ownership and disposition of common stock by such partnership.
Distributions
If we make cash or other property distributions on the common stock, other than certain pro rata distributions of common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital, which will reduce the non-U.S. holder’s tax basis in the common stock until such basis equals zero, and thereafter as capital gain from the sale or exchange of such common stock. See “— Gain on Disposition of Common Stock.” Subject to the withholding requirements applicable under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any dividends paid to a non-U.S. holder on the common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must generally provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable or successor form certifying qualification for the reduced rate. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. federal withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly completed and executed IRS Form W-8ECI (or other applicable or successor form) certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.
Gain on Disposition of Common Stock
Subject to the discussion below under “— Backup Withholding and Information Reporting” and “— Additional Withholding Requirements Under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of common stock unless:
•
the non-U.S. holder is an individual who has been present in the United States for 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
the common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include any effectively connected gain described in the second bullet point above.
Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock is and continues to be “regularly traded on an established securities market,” (within the meaning of the U.S. Treasury regulations) only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be treated as disposing of a U.S. real property interest and will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock were not considered to be regularly traded on an established securities market, a non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition (and to any distributions treated as a non-taxable return of capital or capital gain from the sale or exchange of such common stock as described above under “— Distributions”). Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of common stock.
Backup Withholding and Information Reporting
Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable or successor form.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate, which is currently 24%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable or successor form and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of common stock effected outside the United States by such a broker if it has certain relationships within the United States.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Non-U.S. holders, including any non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of the common stock, should consult their tax advisors regarding the application of these rules to their particular circumstances.
Additional Withholding Requirements Under FATCA
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (FATCA), impose a 30% withholding tax on any dividends paid on the common stock and (subject to the proposed U.S. Treasury regulations discussed below) on the gross proceeds from a sale or other disposition of common stock, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, on a properly completed and executed IRS Form W-8BEN-E or successor form, as applicable), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as a properly completed and executed IRS Form W-8BEN-E or successor form, as applicable). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Proposed U.S. Treasury regulations that may be relied upon pending adoption of final U.S. Treasury regulations have indefinitely suspended the withholding tax on gross proceeds. Consequently, FATCA withholding is not expected to apply to gross proceeds from the sale or other disposition of common stock. Non-U.S. holders are encouraged to consult their tax advisors regarding the effects of FATCA on their investment in the common stock.
INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING
We are offering the shares of Class A Common Stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC is acting as bookrunning manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A Common Stock listed next to its name in the following table:
Name	Number of Shares
J.P. Morgan Securities LLC	11,995,790
Goldman Sachs & Co. LLC	3,242,104
Citigroup Global Markets Inc.	3,242,104
Wells Fargo Securities, LLC	3,242,104
BofA Securities, Inc.	2,315,790
Capital One Securities, Inc.	2,315,790
Fifth Third Securities, Inc.	2,315,790
KeyBanc Capital Markets Inc.	2,315,790
MUFG Securities Americas Inc.	2,315,790
PNC Capital Markets LLC	2,315,790
Regions Securities LLC	2,315,790
Scotia Capital (USA) Inc.	2,315,790
Truist Securities, Inc.	2,315,790
BMO Capital Markets Corp.	416,842
Clear Street LLC	416,842
Johnson Rice & Company L.L.C.	416,842
Perella Weinberg Partners LP	416,842
Raymond James & Associates, Inc.	416,842
Roth Capital Partners, LLC	416,842
Siebert Williams Shank & Co., LLC	416,842
William Blair & Company, L.L.C.	416,842
Nomura Securities International, Inc.	396,000
WR Securities, LLC	20,842
Total	46,315,790
“Wolfe | Nomura Alliance” is the marketing name used by Wolfe Research Securities and Nomura Securities International, Inc. in connection with certain equity capital markets activities conducted jointly by the firms. Both Nomura Securities International, Inc. and WR Securities, LLC are serving as underwriters in the offering described herein. In addition, WR Securities, LLC and certain of its affiliates may provide sales support services, investor feedback, investor education, and/or other independent equity research services in connection with this offering.
The underwriters are committed to purchase all the shares of Class A Common Stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The offering of the shares by the underwriters is subject to their receipt and acceptance of the shares being offered and subject to the underwriters’ right to reject any order in whole or in part.
The underwriters propose to offer the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.42750 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.14250 per share from the public offering price. After the offering of the shares to the public, if all of the shares of Class A Common Stock are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to 6,947,368 additional shares of Class A Common Stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A Common Stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the public offering price per share of Class A Common Stock less the amount paid by the underwriters to us per share of Class A Common Stock. The underwriting fee is $0.7125 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$0.7125	$0.7125
Total	$33,000,000.37	$37,950,000.07
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $800,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $30,000.
A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
Lock-Up Agreements
We and all of our directors and executive officers have agreed that we will not (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of our Class A Common Stock or any securities convertible into or exchangeable or exercisable for any of our Class A Common Stock (“Lock-Up Securities”), (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (v) file with the SEC a registration statement under the Securities Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 30 days after the date of this prospectus, other than the shares of our Class A Common Stock to be sold in this offering.
The restrictions on our actions, as described above, do not apply to certain transactions, including (i) any Lock-Up Securities acquired in open market transactions; (ii) any exercise of options or vesting or exercise of any other equity-based award, in each case outstanding on the date of this prospectus and issued under our equity incentive plan or any other plan or agreement described in this prospectus, and the withholding of Lock-Up Securities for the payment of taxes due upon such exercise or vesting, provided that any Lock-Up Securities received upon such exercise or vesting will also be subject to the applicable lock-up restrictions; (iii) transfers as a bona fide gift or gifts; (iv) transfers to a family member, trust, family limited partnership or family limited liability company for the direct or indirect benefit of the transferor or his or her family members; (v) transfers by testate or intestate succession; (vi) distributions of Lock-Up Securities to members, limited partners or stockholders of the transferor; (vii) transfers to an affiliate; (viii) issuances of shares of Class A Common Stock pursuant to the conversion, exchange or redemption of convertible, exchangeable or redeemable securities or the exercise of warrants or options, provided that any shares of Class A Common Stock received upon such conversion, exchange or redemption will be subject to the applicable lock-up restrictions; and (ix) the establishment of trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A Common Stock, provided that such plans do not provide for the transfer of shares of Class A Common Stock during the applicable lock-up period; provided that, in the case of clauses (iii) through (vii), the transferee agrees to be bound in writing by the terms of the applicable lock-up agreement prior to such transfer, such transfer does not involve a disposition for value, and no filing or public announcement by any party (donor, donee, transferor or transferee) under the Exchange Act or otherwise is required or is voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the applicable lock-up period). For purposes of the foregoing, a “family member” means any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.
J.P. Morgan Securities LLC, in its sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.
Record holders of our securities are typically the parties to the lock-up agreements with the underwriters and the market standoff agreements with us referred to above, while holders of beneficial interests in our shares who are not also record holders in respect of such shares are not typically subject to any such agreements or other similar restrictions. Accordingly, we believe that certain holders of beneficial interests who are not record holders and are not bound by market standoff or lock-up agreements could enter into transactions with respect to those beneficial interests that negatively impact our stock price. In addition, a shareholder who is neither subject to a market standoff agreement with us nor a lock-up agreement with the underwriters may be able to sell, short sell, transfer, hedge, pledge, lend or otherwise dispose of or attempt to sell, short sell, transfer, hedge, pledge, lend or otherwise dispose of, their equity interests at any time after the closing of this offering.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
Our Class A Common Stock is listed on the NYSE under the symbol “MGY.”
Stabilization
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A Common Stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock while this offering is in progress. These stabilizing transactions may include making short sales of Class A Common Stock, which involves the sale by the underwriters of a greater number of shares of Class A Common Stock than they are required to purchase in this offering, and purchasing shares of Class A Common Stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A Common Stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A Common Stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases Class A Common Stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the Class A Common Stock or preventing or retarding a decline in the market price of the Class A Common Stock, and, as a result, the price of the Class A Common Stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Other Relationships
The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they received or will receive customary fees and expenses. JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC or their respective affiliates have provided commitments under a bridge credit facility that may be used to fund the cash portion of the consideration for the Pending Acquisition, and in connection therewith received or will receive customary fees and expenses. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

NOTICE TO PROSPECTIVE INVESTORS
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of Class A Common Stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of Class A Common Stock which have been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that shares of Class A Common Stock may be offered to the public in that Relevant State at any time:
(a)   to any qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or
(c)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require the Company or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, supplement a prospectus pursuant to Article 23 of the Prospectus Regulation or publish an Annex IX document pursuant to Article 1(4) of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to shares of Class A Common Stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
No shares of Class A Common Stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom except that shares of Class A Common Stock may be offered to the public in the United Kingdom at any time:
(a)   where the offer is conditional on the admission of shares of Class A Common Stock to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATR);
(b)   to any qualified investor as defined under paragraph 15 of Schedule 1 of the POATR;
(c)   to fewer than 150 persons (other than qualified investors as defined under paragraph 15 of Schedule 1 of the POATR), subject to obtaining the prior consent of the representative for any such offer; or
(d)   in any other circumstances falling within Part 1 of Schedule 1 of the POATR.
For the purposes of this provision, the expression an “offer to the public” in relation to shares of Class A Common Stock in the United Kingdom means the communication to any person which presents sufficient information on: (a) the shares of Class A Common Stock to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for the shares and the expression “POATR” means the Public Offers and Admissions to Trading Regulations 2024.
Notice to Prospective Investors in Hong Kong
The shares of Class A Common Stock may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (2) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our Class A Common Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Notice to Prospective Investors in Singapore
This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA pursuant to Section 274 of the SFA) or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018.
Any reference to the “SFA” is a reference to the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.
The shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Japan
The offering has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 of Japan, as amended, the “FIEA”), and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to Prospective Investors in Switzerland
The offering of the securities in Switzerland is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”) because such offering is made to professional clients within the meaning of the FinSA only and the securities will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This prospectus does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the securities.

Notice to Prospective Investors in Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions, and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”) in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (“the Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act. Any offer in Australia of our Class A Common Stock may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our Class A Common Stock without disclosure to investors under Chapter 6D of the Corporations Act.
The Class A Common Stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of twelve months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)
This prospectus relates to an exempt offer which is not subject to any form of regulation or approval by the Dubai Financial Services Authority (the “DFSA”). The DFSA has not approved this prospectus nor has any responsibility for reviewing or verifying any document or other documents in connection with the offering. Accordingly, the DFSA has not approved this prospectus or any other associated documents nor taken any steps to verify the information set out in this prospectus, and has no responsibility for it.
The shares of Class A Common Stock have not been offered and will not be offered to any persons in the DIFC except on the basis that an offer is:
(i)   an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the DFSA Rulebook; and

(ii)   made only to persons who meet the “Deemed Professional Client” criteria set out in Rule 2.3.4 of the Conduct of Business (COB) module of the DFSA Rulebook, who are not natural persons.
Notice to Prospective Investors in Israel
The shares of Class A Common Stock offered by this prospectus have not been approved or disapproved by the Israel Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The securities may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus that has been approved by the ISA. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing this prospectus, nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered.
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), and has not been filed with or approved by the ISA. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the securities is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
Notice to Prospective Investors in Brazil
The offer and sale of the securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated 13 July 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The securities may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire the securities through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

LEGAL MATTERS
The validity of the issuance of the Class A Common Stock and certain other legal matters in connection with the issuance of the Class A Common Stock will be passed upon for us by Kirkland & Ellis LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, Austin, Texas.
EXPERTS
The consolidated financial statements of Magnolia Oil & Gas Corporation as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audited consolidated financial statements of WildFire Energy I LLC as of and for the years ended December 31, 2025 and 2024 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.
The information incorporated by reference in this prospectus supplement regarding estimated quantities of proved reserves of our assets, the future net revenues from those reserves and their present value as of December 31, 2025 is based on the proved reserve report prepared by Miller and Lents, Ltd., our independent petroleum engineers. These estimates are incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as an expert in these matters.
The information incorporated by reference in this prospectus supplement regarding estimated quantities of proved reserves of WildFire Energy I LLC, the future net revenues from those reserves and their present value as of December 31, 2025 is based on the proved reserves report prepared by Netherland, Sewell & Associates, Inc., WildFire Energy I LLC’s independent petroleum engineers. These estimates are incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available at the website of the SEC at http://www.sec.gov. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.magnoliaoilgas.com. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. Information contained on, or that is or becomes accessible through, our website does not constitute a part of this prospectus supplement. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until all of the shares of Class A Common Stock offered hereby have been sold or the offering is otherwise terminated (in each case, other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 12, 2026;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2026;

•
the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 3, 2017, and Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2025, including any amendments or reports filed for the purpose of updating the description of our common stock;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 7, 2026; and

•
our Current Reports on Form 8-K filed with the SEC on May 8, 2026, July 20, 2026 and July 20, 2026.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Magnolia Oil & Gas Corporation
Nine Greenway Plaza, Suite 1300
Houston, Texas 77046
(713) 842-9050
We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS
Magnolia Oil & Gas Corporation
Class A Common Stock
Preferred Stock
Warrants
Units
We may offer and sell the securities listed above, from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering.
This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide specific terms of the securities to be sold and the methods by which we will sell them in one or more supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the methods and terms of the offering.
These securities may be offered and sold to or through one or more underwriters, dealers and agents or directly to purchasers or through a combination of these methods, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.
Our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) is listed on The New York Stock Exchange (“NYSE”) under the symbol “MGY.”
Investing in our securities involves risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained on page 4 of this prospectus, as well as any risk factors contained in any applicable prospectus supplement hereto and the documents incorporated by reference herein and therein.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 20, 2026

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time, together or separately, in one or more offerings, any combination of the securities described in this prospectus.
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as additional information incorporated by reference herein and described under the heading “Where You Can Find More Information” before you invest in our securities. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.
We have not authorized anyone to provide you with different information. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities described in such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information included in this prospectus, any applicable prospectus supplement, or the documents incorporated by reference herein or therein, are accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus, before making an investment decision.
Because we are a well-known seasoned issuer, as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), we may add to and offer additional securities, including secondary securities, by filing a prospectus supplement or term sheet with the SEC at the time of the offer.
When used in this prospectus, except where the context otherwise requires, references to “Magnolia,” “we,” “us,” “our” and the “Company” refer to Magnolia Oil & Gas Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available at the website of the SEC at http://www.sec.gov. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.magnoliaoilgas.com. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. We may use the “Investors” section of our website to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information contained on, or that is or becomes accessible through, our website does not constitute a part of this prospectus. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the prospectus until we have terminated the offerings of all of the securities to which this prospectus relates (in each case, other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):
•
our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 12, 2026;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2026;

•
the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 3, 2017, and Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2025, including any amendments or reports filed for the purpose of updating the description of our common stock;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the SEC on May 7, 2026; and

•
our Current Reports on Form 8-K filed with the SEC on May 8, 2026, July 20, 2026 and July 20, 2026.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Magnolia Oil & Gas Corporation
Nine Greenway Plaza, Suite 1300
Houston, Texas 77046
(713) 842-9050
Attention: Timothy D. Yang
Executive Vice President, Chief Legal and Commercial Officer, Corporate Secretary and Land

OUR COMPANY
Magnolia is an independent oil and natural gas company engaged in the acquisition, development, exploration, and production of oil, natural gas, and natural gas liquids (“NGLs”) reserves that operates in one reportable segment located in the United States. Our oil and natural gas properties are located primarily in the Karnes and Giddings areas in South Texas, where we primarily target the Eagle Ford Shale and the Austin Chalk formations. Magnolia’s objective is to generate stock market value over the long term through consistent organic production growth, high full cycle operating margins, an efficient capital program with short economic paybacks, significant free cash flow after capital expenditures and effective reinvestment of free cash flow. Our allocation of capital prioritizes reinvesting in our business to achieve moderate and predictable annual volume growth balanced with returning capital to our shareholders through dividends and share repurchases.
Magnolia’s business model prioritizes prudent and disciplined capital allocation, free cash flow, and financial stability. Our ongoing plan is to spend within cash flow on drilling and completing wells while maintaining low financial leverage. Our gradual and measured approach toward the development of the Giddings area has created operating efficiencies leading to higher production.
Shares of our Class A Common Stock trade on the NYSE under the ticker symbol “MGY.” Our principal executive offices are located at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046, and our telephone number is (713) 842-9050. We maintain a website at www.magnoliaoilgas.com. Information contained on, or accessible through, our website is not incorporated by reference in this prospectus.

RISK FACTORS
Investing in our securities described herein involves risk. We urge you to carefully consider the risk factors described in our most recent Annual Report on Form 10-K and any updates in our subsequent Quarterly Reports on Form 10-Q, together with any other SEC filings that are incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of our securities, as well as the information relating to us identified herein in “Cautionary Statement Regarding Forward-Looking Statements,” before making an investment decision. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance. See the section entitled “Where You Can Find More Information” in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” or “continue” or similar terminology. Although Magnolia believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, assumptions about:
•
legislative, regulatory, or policy changes, including those following the change in presidential administrations;

•
the market prices of oil, natural gas, NGLs, and other products or services;

•
the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by OPEC and other state-controlled oil companies;

•
production and reserve levels;

•
the timing and extent of the Company’s success in discovering, developing, producing and estimating reserves;

•
geopolitical and business conditions in key regions of the world;

•
drilling risks;

•
economic and competitive conditions;

•
the availability of capital resources;

•
capital expenditures and other contractual obligations;

•
weather conditions;

•
inflation rates;

•
the availability of goods and services;

•
cybersecurity threats, including increased use of artificial intelligence technologies;

•
the occurrence of property acquisitions or divestitures;

•
the integration of acquisitions; and

•
the securities or capital markets and related risks such as general credit, liquidity, market, and interest-rate risks.

All of Magnolia’s forward-looking information is subject to risks and uncertainties that could cause actual results to differ materially from the results expected. Although it is not possible to identify all factors, these risks and uncertainties include the risk factors and the timing of any of those risk factors identified in the reports that the Company has filed and may file with the SEC, including the Company’s Annual Report on Form 10-K for the period ended December 31, 2025.
All forward-looking statements in this prospectus, any prospectus supplement and the documents incorporated herein or therein are made as of the date on its cover page, and any forward-looking statements incorporated by reference herein or therein are made as of the date of the document incorporated by reference. Except as may be required by applicable law, we undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future developments or otherwise.

All forward-looking statements, expressed or implied, included in this prospectus, any prospectus supplement and the documents incorporated herein or therein are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

USE OF PROCEEDS
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions and investment in existing and future projects. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement or free writing prospectus. Pending any specific application, we may initially invest funds in short-term marketable securities or money-market investments, as well as apply them to the reduction of short-term indebtedness.

PLAN OF DISTRIBUTION
We may sell the securities offered hereby in and outside the United States (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents or (4) through a combination of any of these methods.
The specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, for any securities offered hereunder will be identified in a prospectus supplement. The prospectus supplement will include the following information:
•
the terms of the offering;

•
the names of any underwriters, dealers or agents;

•
the name or names of any managing underwriter or underwriters;

•
the purchase price or initial public offering price of the securities;

•
the net proceeds from the sale of the securities;

•
any delayed delivery arrangements;

•
any underwriting discounts, commissions and other items constituting compensation to the underwriters, dealers or agents;

•
any discounts or concessions allowed or reallowed or paid to dealers; and

•
the anticipated date of delivery of the securities.

Sale through Underwriters or Dealers
If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
At-the-Market Offerings
If we reach an agreement with an underwriter on a placement, including the number of shares of Class A Common Stock to be offered in the placement and any minimum price below which sales may not be made, such underwriter would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such shares on such terms. Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on the NYSE, the existing trading market for our Class A Common Stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our Class A Common Stock, the amounts underwritten, and the nature of its obligations to take our Class A Common Stock will be described in the applicable prospectus supplement.
Direct Sales and Sales through Agents
We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.
Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
Remarketing
We may offer and sell any of the offered securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.
Derivative Transactions
We may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information
We may have agreements with the remarketing firms, agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.
Each series of offered securities, other than the Class A Common Stock, which is listed on the NYSE, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

DESCRIPTION OF CAPITAL STOCK
The following summary of certain material provisions of our common stock and Preferred Stock does not purport to be complete. You should refer to our Second Amended and Restated Certificate of Incorporation (the “Charter”) and our Bylaws, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (“DGCL”).
Our Charter authorizes the issuance of 1,300,000,000 shares of Class A Common Stock, 225,000,000 shares of Class B Common Stock (“Class B Common Stock”), 20,000,000 shares of Class F Common Stock (“Class F Common Stock” and together with Class A Common Stock and Class B Common Stock, “Common Stock”), and 1,000,000 shares of Preferred Stock (“Preferred Stock”), each par value $0.0001 per share.
As of July 16, 2026, there were 183,705,434 shares of Class A Common Stock issued and outstanding and no shares of Class B Common Stock or Class F Common Stock issued and outstanding.
Class A Common Stock
Holders of Class A Common Stock vote together as a single class with holders of Class B Common Stock on all matters properly submitted to a vote of the holders of our common stock. Unless specified in our Charter or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the shares of common stock that are voted is required to approve any such matter voted on by our stockholders (other than the election of directors). Directors are elected by a plurality of the votes cast by holders of our common stock in person or represented by proxy at meetings held for the election of directors. Subject to applicable law and the rights, if any, of the holders of any outstanding series of our Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions when, as and if declared thereon by our board of directors (the “Board”) from time to time out of any of our assets or funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. If dividends are declared on Class A Common Stock that are payable in shares of Class A Common Stock, or securities convertible or exercisable into or exchangeable or redeemable for Class A Common Stock, the dividends payable to the holders of Class A Common Stock will be paid only in shares of Class A Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class A Common Stock), and such dividends will be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock).
In the event of our liquidation, dissolution or winding up, holders of our Class A Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for our Preferred Stock, if any. Holders of our Class A Common Stock have no preferences or rights of conversion, exchange, preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A Common Stock.
Preferred Stock
The Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board may, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. The Company has no Preferred Stock outstanding at the date hereof. You should refer to the prospectus supplement relating to a particular issue of the Preferred Stock for the terms and information related to such shares.

Certain Anti-Takeover Provisions of Delaware Law
Section 203 of the DGCL
We are subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
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a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

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an affiliate of an interested stockholder; or

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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
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the Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Written Consent by Stockholders
Except as may be otherwise provided for or fixed pursuant to our Charter (including any Preferred Stock designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by our stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders; provided, however, any action required or permitted to be taken by the stockholders of the Company that is approved in advance by the Board may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Special Meeting of Stockholders
Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board, by our Chief Executive Officer or by our Chairman of the Board.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary of the Company at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein.

Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Exclusive Forum
The Charter provides that a stockholder bringing a claim subject to Article X of the Charter will be required to bring that claim in the Court of Chancery of the State of Delaware, subject to the Court of Chancery having personal jurisdiction over the defendants.
Transfer Agent
The transfer agent for our Class A Common Stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of our Common Stock, Preferred Stock or any combination thereof (“Warrants”). Warrants may be issued independently or together with our securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of Warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of Warrants. The warrant agent will act solely as our agent in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.
You should refer to the prospectus supplement relating to a particular issue of Warrants for the terms of and information relating to the Warrants, including, where applicable:
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the number of securities purchasable upon exercise of the Warrants and the price at which such securities may be purchased upon exercise of the Warrants;

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the date on which the right to exercise the Warrants commences and the date on which such right expires (the “Expiration Date”);

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the United States federal income tax consequences applicable to the Warrants;

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the amount of the Warrants outstanding as of the most recent practicable date; and

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any other terms of the Warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each Warrant will entitle its holder to purchase such number of securities at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the Warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised Warrants will become void. The place or places where, and the manner in which, Warrants may be exercised will be specified in the prospectus supplement relating to such Warrants.
Prior to the exercise of any Warrants, holders of the Warrants will not have any of the rights of holders of securities, including the right to receive payments of any dividends on the securities purchasable upon exercise of the Warrants, or to exercise any applicable right to vote.

DESCRIPTION OF UNITS
We may issue units of securities consisting of one or more of the following securities: Common Stock, Preferred Stock, Warrants or any combination thereof (“Units”). We may evidence each series of Units issued by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. You should read the particular terms of these documents, which will be described in more detail in the applicable prospectus supplement.
If we offer any Units, certain terms of that series of Units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:
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the title of the series of Units;

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identification and description of the separate constituent securities comprising the Units;

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the price or prices at which the Units will be issued;

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the date, if any, on and after which the constituent securities comprising the Units will be separately transferable;

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if appropriate, a discussion of material United States federal income tax considerations; and

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any other terms of the Units and their constituent securities.

LEGAL MATTERS
Certain legal matters in connection with the securities offered hereby will be passed upon for us by Kirkland & Ellis LLP, Houston, Texas.

EXPERTS
The consolidated financial statements of Magnolia Oil & Gas Corporation as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audited consolidated financial statements of WildFire Energy I LLC as of and for the years ended December 31, 2025 and 2024 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.
The information incorporated by reference in this Registration Statement regarding estimated quantities of proved reserves of our assets, the future net revenues from those reserves and their present value as of December 31, 2025 is based on the proved reserve report prepared by Miller and Lents, Ltd., our independent petroleum engineers. These estimates are incorporated by reference in this Registration Statement in reliance upon the authority of such firm as an expert in these matters.
The information incorporated by reference in this Registration Statement regarding estimated quantities of proved reserves of WildFire Energy I LLC, the future net revenues from those reserves and their present value as of December 31, 2025 is based on the proved reserves report prepared by Netherland, Sewell & Associates, Inc., WildFire Energy I LLC’s independent petroleum engineers. These estimates are incorporated by reference in this Registration Statement in reliance upon the authority of such firm as an expert in these matters.

46,315,790 Shares
Magnolia Oil & Gas Corporation
Class A Common Stock

PROSPECTUS SUPPLEMENT

J.P. Morgan		Goldman Sachs & Co. LLC
Citigroup	Wells Fargo Securities	BofA Securities	Capital One Securities
Fifth Third Securities KeyBanc Capital Markets MUFG PNC Capital Markets LLC
Regions Securities LLC	Scotiabank	Truist Securities
BMO Capital Markets	Clear Street	Johnson Rice & Company
Raymond James	Roth Capital Partners	Siebert Williams Shank
TPH&Co.	William Blair	Wolfe | Nomura Alliance

July 20, 2026